Exhibit 99.1

COMARCO, INC., #11059621

COMARCO FOURTH QUARTER 2006

May 2, 2006, 2:00 PM ET

Chairperson: Tom Franza

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Comarco Fiscal Fourth Quarter and Full Year 2006 Earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at anytime during the conference, please press the star, followed by the zero. And as a reminder, this conference is being recorded today, Tuesday, May 2nd, 2006.

I would now like to turn the conference over to Jennifer Beugelmans with EVC Group.

Please go ahead, ma’am.

Jennifer Beugelmans:	Thank you. Thank you, operator. This is Jennifer Beugelmans with the EVC Group. Good afternoon to those of you on the East Coast and good morning to those of you on the West Coast. With us today are Tom Franza, President and Chief Executive Officer of Comarco. And Dan Lutz, Chief Financial Officer of Comarco.

Before the market opened this market, Comarco announced results for the fiscal fourth quarter and full year 2006 that ended on January 31st, 2006. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll get one to you immediately. There will be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Tuesday, May 9th at midnight Pacific time. The replay number is 1-800-405-2236 or for international callers 1-303-590-3000. You will need to use the pass code 11059621 followed by the pound sign to access this replay. A web cast of this call will also be available at WWW.COMARCO.COM.

Before we get started, as a reminder during the course of this conference call, the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call, which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings, included but not limited to the company’s report on Form 10-Q for the quarter ended January 31st, 2006. That’s form 10-K. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

At this point I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

Tom Franza:	Thank you, Jennifer. Thanks, everyone, for joining us today. I’d like to start off my comments with a summary of the FY ‘06 tangible results we’ve seen from the investments we’ve made in all three of our businesses.

First, we completed development and launched three new digital and TTY products for call box. We established our Asian supply chain for Charge Source. We also established a US supply chain from call box and WTS 7.5 product platform. We won $14.1 million in new call box contracts, which includes approximately $6.2 million in upgraded contracts awarded during the fourth quarter of fiscal 2005. This year we completed development and launched three new Charge Source products. We successfully launched Charge Source in big box retail, including a very successful Kensington Power It All initiative at 625 Circuit City stores.

We achieved initial sales of Charge Source on Dell and Toshiba websites. Grew the install base of 7.5 to approximately 400 systems and delivered and commissioned approximately 100 7.5 systems to Verizon. As a result of these achievements and for the third consecutive quarter we posted year over year and sequential revenue growth and profitability. In the fourth quarter of fiscal 2006, we more than doubled our revenue to $14.2 million, compared to a year ago.

Based on our strong performance in fiscal 2006, and the momentum we’ve picked up in each business, we believe we are well positioned to achieve more than 20 percent revenue growth overall in fiscal 2007.

Now I’d like to provide you with an update on each of our businesses, starting with wireless test solutions. During the fourth quarter we sold our 18 percent interest in SwissQual to Spirent for consideration totaling up to $12.2 million. To date we’ve received $6.8 million in cash with an additional $5.4 million of escrow and contingent consideration to be received within the next 24 months, upon satisfaction of certain performance and other requirements. Accordingly, we recorded a gain on sale of $5.9 million net of tax, or 80 cents per share during the fourth quarter of fiscal 2006. We expect to record additional gains as escrow and contingent considerations are received.

SwissQual is currently a significant partner for Comarco contributing software, quality of service algorithms as well as sales and support in Europe. By contract this relationship continues at least until the end of calendar 2006. We are moving to replace the 7.5 elements that SwissQual currently provides. We are developing communication software including industry standard, quality of service algorithms and we’re establishing direct sales and support capability for Europe. Additionally, we are exploring other strategic relationships to improve technology sales and support. While it is possible that our fiscal 2007 may be the last year that SwissQual serves as Comarco’s exclusive reseller of our 7.5 product platform in the European region, SwissQual remains engaged with our products and they have significant incentives to meet or exceed 7.5 sales forecast in fiscal year ‘07.

Quality of service is a very important factor for all wireless carriers, but they each attack the issue in their own way. Some will standardize on platform as Verizon has done. Some carriers will outsource quality of service benchmarking all together. Some may rely primarily on engineering tools or hand held testers based on smart funds. Others will opt for antonymous or unattended testers with radio engineering capabilities. Our product platform is inherently flexible and scalable. It includes advanced scanning capabilities and it is therefore consistent with the various methodologies employed by customers. The growing 7.5 installed base is a potential source of future business for upgrades. Upgrades will be driven as new technologies such as HSDPA, EVDO and video calling rollout.

The Comarco 7.5 product platform is well established in Hong Kong and Taiwan. The government of Mainland China is expected to issue 3G licenses this year. China is a huge potential market with three operators each with 30 regional markets. The roll out of advance HSDPA, EVDO, REV A technology and the opening of 3G including TDSCDMA which is a China specific standard in China will create substantial demand for benchmarking and scanning products that support video call quality testing. We’re taking actions to ensure that we have the right products and sales and support in place to take advantage of this next area of geographic expansion.

WTS revenue for fiscal 2006 included stronger than normal revenue from Verizon as they standardize on our 7.5 platform. We do not expect revenue from this customer recur to the same extent in fiscal 2007. Accordingly, for fiscal 2007 we expect WTS revenue to range between $20 and $24 million.

Moving on to call box. Within our call box business we are experiencing strong growth as state and local government agencies upgrade their call box systems to GSM or CDMA digital as well as adding text capability for the speech and hearing impaired. Although we have seen a positive upswing in the call box business, we believe this trend should continue through our fiscal 2008. As noted during our prior earnings conference call, we signed a contract with the Metropolitan Transportation Commission safe valued at $4.3 million. The MTC safe covers many bay area counties in Northern California. Under the contract we will be upgrading approximately 2,000 analog call boxes to digital and TTY capabilities. We started preliminary work on this contract in the first quarter of 2007 and expect the project will begin to ramp starting during the second quarter of fiscal 2007. We expect call box sales to range between $16 million and $18 million for fiscal 2007.

Now moving to Charge Source. The mobile power adapter market consists of two major segments. Retail, including OEM options and OEM in the box. Each of these segments has unique market dynamics. Let me recap a few dynamics for each segment. The retail segment is best served in conjunction with established channel brand distributors such as our distribution partner, Kensington. Success in retail also requires a broad line of programmable power adapters with support for a very large number of portable devices. Charge Source currently supports more than 5,000 such devices including most major laptop computers, cell phones, music players and DVD players. We are currently shipping and expect deliveries into retailers will grow as Kensington drives placement and the store within a store concept spreads. During the third quarter of fiscal 2006 we began shipping Charge Source products in support of Kensington’s Power All Centers and Circuit City stores nationwide. These centers are essentially store within a store merchandizing kiosks that direct consumers to a wide variety of Charge Source products.

Recently Kensington has been successful in developing a similar concept for Comp USA. Based on the interest in this concept and the success we are anticipating, we expect to see other retailers both in the U.S. and in Europe rollout similar centers.

Comarco and its major competitors supply most of the retail demand for high power charges that command programmability with AC and DC operation. Comarco’s major competitor is the current market leader with approximately 75% share. That is down from effectively 100 percent one year ago when Comarco started distributing from Kensington. Given that each company provides a complete product line with similar capabilities, one would expect that market share will equalize over time. At 50 percent share retail sales would reach approximately $40 to $50 million a year. A unique advantage of Comarco’s patented technology is small size weight and of particular importance, a very thin form factor. Given this sustainable product advantage, Comarco is planning on capturing greater than 50 percent of the high power retail segment.

The OEM brand in the box segment has the potential for unit deliveries counted in tens of millions. The OEM brand is always used. This segment requires low cost, high buying manufacturing, significant support and logistics capabilities. This is a $1 billion a year market segment. It is intensely price sensitive, dressed by a large number of low cost Asian manufacturers that utilize commodity technology. None of the current manufacturers that address this segment are dominant. Universal programmability is an advantage in some cases, but typically it is not required. What is important to this segment, however, is small size and eight. Particularly a very thin form factor. Our patented technology enables us to design very small form factor charge in products and we believe that this will be a significant competitive advantage for penetration into the segment.

Over the past several years we invested in the development of significant intellectual property for Charge Source. This innovative technology has been successfully commercialized for the retail segment. The OEM branded segment is the next logical step in the evolution of Charge Source and is a major area of focus for the company. We are working closely with major notebook OEMs to understand their product road map and specifications for OEM branded in the box opportunities. We have started two product development projects to quality designs for in the box opportunities. These product developments will be executed in conjunction with manufacturers qualified to perform at the in the box level. We are not projecting any revenue for in the box to be booked in fiscal year ‘07. Therefore, all sales will come from the retail segment. Accordingly, we expect Charge Source sales to range between $16 and $18 million for 2007.

Finally, I’d like to comment on a recent action we took to terminate our shareholder rights plan. In February of this year the Board decided to amend the plan so it terminates on January 31, 2007, rather than on February 17th, 2013. The Board also adopted a policy that would require it to submit the adoption of any future shareholder rights plans to shareholder vote. Based upon feedback that we received from many of our shareholders the Board decided to implement this new strategy and we believe it illustrates our responsiveness to shareholders.

In summary, we look forward to fiscal year ‘07 and have defined some very important company goals. One, augment our Charge Source supply chain for very high volume in the box opportunities. Two, complete product development of specific OEM branded in the box Charge Source designs. Three, establish direct sales and support organization in Europe for 7.5. Expand 7.5 partners for technology and global footprint. And 7.5 support for new wireless industry technologies. A strong cash position augmented by the SwissQual transaction provides us with the means to invest in technology, product and distribution as necessary.

With that, I’d like to turn the call over to Dan for a review of our financial results.

Dan.

Dan Lutz:	Thank you, Tom. Good afternoon, ladies and gentlemen. As we filed our 10-K with the SEC yesterday and it’s available to the public, I’d like to provide a brief overview of our operating results and financial position for the fourth quarter and full fiscal year ended January 31, 2006, as well as the balance sheet as of year end.

Our revenue for the fourth quarter of fiscal ‘06 which ended January 31, 2006, totaled $14.2 million, which is an increase of $7.4 million or 110 percent compared with the fourth quarter of fiscal ‘05. And on a sequential basis, fourth quarter revenue increased approximately $600,000 or 5 percent, compared with the third quarter of fiscal ‘06. As Tom mentioned our fourth quarter year over year revenue growth was driven by increased product sales across all three of our business lines. Net income for the fourth quarter of fiscal ‘06 was $6.9 million or 93 cents per share, compared with a net loss of $2.6 million or 36 cents per share for the fourth quarter of fiscal ‘05. Net income for full fiscal ‘06 was $6.3 million or 85 cents per share, compared with a net loss of $10.1 million or $1.37 per share for fiscal ‘05.

Also as Tom mentioned, during the fourth quarter fiscal ‘06 we sold our 18 percent ownership interest in SwissQual for consideration of up to $12.2 million. Through January 31, 2006, we recorded a gain on sale totaling $5.9 million net of tax, or 80 cents per share. Additionally, we may receive up to an additional $5.4 million of any escrowed and contingent consideration within the next 24 months on satisfaction, performance and other requirements. Excluding the gain on the SwissQual sale, net income for the fourth quarter of fiscal ‘06 was $900,000 or 13 cents a share and $400,000 or 5 cents per share for the fourth quarter of fiscal ‘06.

WTS revenue was $7.4 million in the fourth quarter of fiscal ‘06 which is up 95 percent compared with $3.8 million reported for the fourth quarter of the prior fiscal year and just down slightly sequentially compared to $7.5 million reported for the third quarter of fiscal ‘06. WTS revenue was $24.5 million in fiscal ‘06 which was up 46 percent, compared with $16.8 million reported for full fiscal ‘05.

As disclosed in our form 10-K during the fourth quarter of fiscal ‘06 we continue to deliver on contracts from Verizon Wireless for 7.5 voice and data systems. Verizon Wireless is converting its nationwide wireless network to the CDMA EVDO standard which is considered to be the US equivalent of 3G. And they’re utilizing our 7.5 product platform to measure the quality of its network. The fourth quarter and full fiscal year ended January 31, 2006, we recorded revenue derived from these contracts and this customer totaling approximately $3.8 million and $10.5 million respectively. Currently we do not expect to derive the same level of revenue from this customer during fiscal ‘07 and as a result we are providing WTS revenue guidance for fiscal ‘07 at a level below the year just completed.

Call box revenue was $2.1 million in the fourth quarter of fiscal 2006, up 38 percent, compared with $1.5 million, reported for the fourth quarter of fiscal ‘05, and up 10 percent sequentially compared to $2 million reported for the third quarter of fiscal 2006. Call box revenue was $10 million in fiscal ‘06, which was up 52 percent, compared with $6.6 million reported for ‘05.

During fiscal ‘06 we were awarded and we commenced work on multiple contracts to upgrade the installed base of call boxes with a mix of digital and text telephony technologies, and to perform other retrofit and site mitigation services. These upgrade projects drove our fiscal ‘06 year over year revenue increase, and provided us with a significant backlog of contracts and projects as we enter fiscal ‘07. During the fourth quarter of fiscal ‘06 we continued to ramp up our mobile products business. Charge Source revenue for the fourth quarter of fiscal ‘06 was $4.7 million, which was up 224 percent, compared to $1.4 million compared with the fourth quarter of fiscal ‘05, and up 15 percent sequentially, compared with $4.1 million for the third quarter of fiscal ‘06. And on an annual basis, Charge Source revenue was $12.3 million in fiscal ‘06 which was up 113 percent, compared with $5.8 million reported for fiscal 2005.

Selling, general and administrative costs for the fourth quarter of fiscal ‘06 totaled approximately $2.7 million, which was up approximately $100,000 sequentially and up $300,000 compared to the corresponding quarter of the prior fiscal year. And these increases were driven by increased professional fees for legal, accounting and Sarbanes Oxley compliance as well as incentive compensation accrued during the fourth quarter of fiscal ‘06, which is partially offset by approximately $.5 million of bad debt expense collected in the fourth quarter of fiscal ‘06 and this was previously charged off in the fourth quarter of the prior year.

Engineering and support costs for the fourth quarter of fiscal ‘06 totaled $2.1 million which was up approximately $100,000 sequentially and up $200,000 compared to the fourth quarter of fiscal ‘05. I would also like to highlight that in addition to not capitalizing any qualifying engineering costs during the fourth quarter we continue to amortize previously capitalized engineering costs which is a non-cash charge at a rate of approximately a half a million dollars per quarter or $1.9 million per year. Assuming no additional capitalization, we expect to fully amortized capitalized software development cost by the first quarter of fiscal ‘08 which ends April 30th, 2007, or in approximately four quarters.

With respect to amortization and depreciation, the three months ended January 31, 2006, amortization, which consists primarily of software development costs totaled $.5 million and depreciation totaled approximately $400,000.

Moving on to the balance sheet, as of January 31, 2006, which remains strong, we had cash balances totaling $26 million. As of today our cash balances have decreased to approximately $23 million primarily due to the payment of liabilities that were accrued as of January 31, 2006.

Accounts receivable and amounts due from SwissQual as of January 31, 2006, decreased slightly to $9.8 million, compared to the corresponding balances as of October 31, 2005. And based on revenue for the fourth quarter of fiscal ‘06, days sales outstanding for the fourth quarter fiscal ‘06 improved to 65 days compared to 71 days for the third quarter of fiscal ‘06. This improvement was driven by significant sales to our customer base in North America where we typically extend credit terms between 30 and 45 days.

During the fourth quarter of fiscal ‘06 our inventory balance increased by approximately a $.5 million to $8.7 million, compared to the balance at the end of the third quarter of fiscal ‘06. This increase is primarily in support of call box upgrade projects, expected to commence in fiscal ‘07.

And with respect to our fiscal ‘07 business outlook, I’d like to summarize our revenue guidance, some of which Tom touched on. The balances included in our earnings press release. On a combined basis we expect revenue for fiscal ‘07 to increase by at least 20 percent, compared to $46.9 million reported for fiscal ‘06. Currently we expect our WTS revenue for fiscal ‘07 to range between $20 and $24 million with a strong second half of the year. As I mentioned, before our wireless test solutions business derives revenue from a limited set of customers and the timing and size of customer orders can vary greatly. As a result, WTS revenue can fluctuate from quarter to quarter. During fiscal ‘06, a US based wireless carrier accounted for a significant portion of our WTS revenue which we do not expect to recur to the same extent in fiscal ‘07. Now for the first quarter of fiscal ‘07, which ends April 30th, 2006, WTS revenue is expected to range between $3.5 million and $4 million.

Now regarding Charge Source, we continue to expect a gain in placement in retail OEM and channels through our relationship with Kensington and others and the long range of strategic new products. As a result, we expect Charge Source revenue for fiscal ‘07 to grow in comparison to the prior fiscal year and range between $16 and $18 million. For the first quarter of fiscal ‘07, Charge Source revenue is expected to range between $3.5 and $4 million. As I mentioned earlier, our call box business entered fiscal ‘07 with contracts, upgrade a significant portion of the installed base to digital and TTY technologies. Supported by these contracts and project awards, fiscal ‘07 revenue for the emergency call box business is currently expected to range between $16 and $18 million. During the first quarter of fiscal ‘07 we experienced a delay in commencing work on a significant upgrade project. This project is now expected to commence in May, which is this month. Call box revenue for the first quarter of fiscal ‘07, therefore, is expected to range between $2.5 and $3 million.

Now I’d like to turn the call back over to Tom.

Tom Franza:	Okay. I think we have some time now for questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we’ll begin the question and answer session. If you have a question, please press the star, followed by the one on your telephone keypad. If you’d like to decline from the polling process, you may press the star, followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Alex Silverman with Special Situations Fund. Please go ahead.

Alex Silverman:	Good morning, guys.

Tom Franza:	Hi, Alex.

Alex Silverman:	Nice quarter.

Tom Franza:	Thank you.

Alex Silverman:	Can you tell us — first off, Comp USA is sort of new to, at least the first I’ve heard it from you guys. I think they have something like 250ish stores. Any sense of what the rate of rollout will be and whether it’s going to be nationwide?

Tom Franza:	It’s nationwide and the rollout is happening as we speak. And in fact the stores that we physically visited it’s already in. It’s in as an end cap. So it’s a little bit different than Circuit City. The same concept, but it’s an end cap. A number of Charge Source products are offered. The same idea. The same merchandizing concept.

Alex Silverman:	And is Kensington paying for this display as well?

Tom Franza:	Yes.

Alex Silverman:	Great. Vis-à-vis China, your outsourcer. Can you give us an update in terms of what’s happening over there?

Tom Franza:	Well, we currently have a complete supply chain in China to build the retail versions of our Charge Source products. There’s approximately a dozen companies over there that are involved in complete supply chain, including contract manufacturing for final assembly testing pack out services, et cetera. That’s in place. We’re producing with that supply chain now. We’re always looking to upgrade the supply chain to raise quality, lower costs, et cetera. We are working with another manufacturer for Next Generation products, which will be coming on line a little bit later. And, of course, we are very active for developing different types of suppliers for the in the box opportunities, which would require more volume, more logistical capabilities.

Alex Silverman:	Okay. Last question, and that is it seems like mobility is really struggling at Radio Shack. Is there an opportunity there for you guys?

Tom Franza:	I believe mobility has an exclusive contract with Radio Shack. I don’t know how long it lasts, but I believe it is in place today. So until Radio Shack and Mobility — unless they decide to abandon that arrangement, there really isn’t anything that we can do at Radio Shack.

Alex Silverman:	Super. Thank you, guys.

Operator:	And our next question comes from Richard Deutsch with Ladenburg Thalmann. Please go ahead.

Richard Deutsch:	Yes. Thank you. I’m just fairly new to following your company so I’m not as familiar with your systems and how they generate revenue, but I have a question about the 7.5 system. When you sell a system, is there any consumerable or follow on or maintenance or technical revenue income flows after you make a sale?

Tom Franza:	Yes. The 7.5 is a platform. The wireless carriers use these platforms typically over a very long period of years. I would think easily we would expect the life of this platform to be five to ten years. The product is designed in a way that it can adapt to the industry changes. So as new technologies rollout as they continuously are in the world of wireless, lately the hot technologies that are in the process of a rollout are in the CDMA environment or is EVDO rev A and in the GSM environment is HSDPA. Other parts of the world they’re moving to UMTS. As that happens, we sell upgrades to the platform so that the platform is always up to date and able to test what it is that the carrier is interested in at that time.

Richard Deutsch:	So you don’t get any licensing fees for your software parts of that or any other fees once you make a sale other than hoping that someday that they’ll have to add upgrades which will sell into your existing platform?

Tom Franza:	That’s right. The fees go with the sale of the new technologies.

Richard Deutsch:	Okay. On your receivable from SwissQual, can you tell me why it’s such a high level and how do you expect it to be liquidated or over what period of time?

Tom Franza:	The SwissQual receivable has been fully liquidated in conjunction with the sale transaction. We renegotiated our relationship with SwissQual and they now have ten day terms which they’ve performed to. So that receivable has been liquidated.

Richard Deutsch:	So it’s no longer — it’s been paid as of today?

Tom Franza:	Correct.

Richard Deutsch:	Okay. And do you have any exposure to the currency exchanges, specifically the potential for a falling dollar and exposure to your manufacturing costs and different currencies?

Tom Franza:	We have potential exposure if the Chinese currency were to depreciate dramatically and suddenly there would be an effect on us. Most of our other sales are in US dollars. So we’re not really affected by changes vis-à-vis, the Euro.

Richard Deutsch:	Okay. Well, thank you very much.

Operator:	Ladies and gentlemen, if there’s any additional questions, please press the star, followed by the one on your telephone keypad. And as a reminder, if you’re using speaker equipment, please lift the handset before pressing the numbers. One moment, please, for the next question.

Our next question comes from Trey Oglesby with Friess Associates. Please go ahead.

Trey Oglesby:	Good morning, gentlemen, nice quarter.

Tom Franza:	Thank you.

Trey Oglesby:	I joined the call just a little bit late and I don’t know if you addressed this, so I apologize if I’m repeated something. On your last call there was some discussion about getting further penetration into Best Buy. Can you give us any update on that?

Tom Franza:	Yeah. The Kensington is competing for the next reset at Best Buy. It’s coming up soon in the next quarter. And they’re competing for it and if they’re successful we’ll be in Best Buy. They are very optimistic. If we miss that reset then we’ll compete for the next one which will be towards the end of the year.

Trey Oglesby:	Okay. Essentially if you win it it would be a nationwide rollout, is that a fair assumption?

Tom Franza:	Yeah, I think that’s a fair assumption.

Trey Oglesby:	Okay. Very good. I also wanted to ask about your comments on market share and your assumptions underlying basically two players, 50/50 market share. Can I just kind of understand what your assumptions are? Is it that simple?

Tom Franza:	It’s pretty simple. In the most recent quarter our competitor announced that he had produced about $13 million of high power revenue. Our equivalent number is probably about let’s say $4 million. So for high power retail, we’re assuming on a quarterly basis today, we’re looking at about a $17 million market. Assuming a nominal growth rate of say 15 percent over two years, and assuming that eventually Comarco and our competitor will reach equilibrium at about 50/50 then that’s how I arrived at the $40 to $50 million size for high power retail.

Trey Oglesby:	Okay. Very good. Thank you very much.

Operator:	Thank you. Our next question comes from Andrew Sole with Esopus Creek Partners. Please go ahead.

Andrew Sole:	Thank you. Good afternoon, Tom. Hi, Dan.

Tom Franza:	Hi, Andrew.

Dan Lutz:	Good morning.

Andrew Sole:	Excuse me. Good morning, to you guys. Can you talk a little bit about the cash balance, the plans for the cash on the balance sheet right now?

Tom Franza:	Yeah. We have — I think we have about $23 million in cash today. It does fluctuate with working capital needs. And we are expecting future payments from the SwissQual transaction over the next two years which will probably add to that amount. And I — obviously we’re looking at that as a possible source of funds for anything that we need to do strategically. Some of the points that I mentioned in my discussion earlier, if in fact we still felt we would have excess cash then we would be looking for some form of a dividend.

Andrew Sole:	Okay. Going back to the distribution of 7.5 and the fact that the SwissQual relationship is — the distributor relationship will come to a conclusion. Are you guys looking to develop a stand alone system to distribute the product or are you looking at more towards having a partner?

Tom Franza:	Well, we’re actually performing now on establishing direct sales and support in Europe, which is really the only place where SwissQual was very active for us. We already have direct sales and support in Asia, Latin America, and North America. So we’re looking to establish and we’re working actively to do so. We’ve already begun that process. At the same time we are exploring some other alliances with some other related companies that could not only bolster our marketing footprint but also be helpful for us in terms of technology.

Andrew Sole:	Okay. Thanks so much.

Tom Franza:	Okay.

Operator:	And, ladies and gentlemen, at this time we have no further questions in queue. I would now like to turn the conference back to management for any concluding comments. Please go ahead.

Tom Franza:	Well, thank you. Thank you very much for tuning in on the call. We appreciate it. We know this is a busy earnings season for everyone and we will look forward to talking with you when we announce our first quarter, which should be coming up here in the next 45 days or so. So thank you again. Bye, bye.

Operator:	Ladies and gentlemen, that does conclude the Comarco Fiscal Fourth Quarter and full year 2006 Earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or 303-590-3000, using pass code 11059621 # to access the conference. Thank you again and you may now disconnect.

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